EXHIBIT 99.1

HealthWarehouse.com Reports 278% Year-Over-Year
Prescription Growth

Gross Margins Increase From 30.4% to 39.4% Year-Over-Year

CINCINNATI, April 18, 2011 -- HealthWarehouse.com, Inc. (OTC: HEWA) a leading VIPPS accredited retail mail-order pharmacy, today announced its financial results for the year ended December 31, 2010.

For the year ended December 31, 2010, the Company’s net sales increased $1,908,223 to $5,691,765, up 50% compared to the same period in 2009. This was driven by growth in the Company’s prescription business.  Prescriptions filled increased from 17,855 to 67,577, up 278% year-over-year.  Gross margins increased from 30.4% to 39.4% year-over-year due to prescription orders becoming a larger part of the product mix.

Selling, general and administrative expenses increased by $1,656,702 for the year ended December 31, 2010 compared to the same period in 2009.  Net loss for the year ended December 31, 2010 increased to $3,691,674, as compared with a net loss of $2,439,502 for the same period in 2009. The increase in SG&A expenses and net loss was due primarily to the expansion of personnel to handle growth in prescription sales as well as non-cash and one time charges.

“We are pleased by the progress we made with our financial and business fundamentals,” said Lalit Dhadphale, President and CEO of HealthWarehouse.com. “The Company continues to drive its growth initiatives forward, which include expanding our sales channels, pursuing strategic acquisitions and providing award-winning customer service. As we continue to execute, the Company anticipates further quarter-over-quarter revenue growth in fiscal Q1.”

Company Business Highlights:

•	The Company became the 19th pharmacy in the United States to be VIPPS accredited.
•	HealthWarehouse.com acquired 7 new state licenses to sell prescription drugs becoming licensed in all 50 states and the District of Columbia.
•	In April 2011, Consumer Reports found HealthWarehouse.com to have among the lowest total prices for four brand-name drugs: Lipitor, Nexium, Plavix, and Singulair.

100 Commerce Blvd • Cincinnati, OH 45140
Tel: (866) 885-0508 • Fax: (866) 821-3784 • www.HealthWarehouse.com

•	The Company was awarded the 2010 Bizrate Circle of Excellence Award for outstanding customer service and satisfaction for the 2nd year in a row.
•	On February 15, 2011, the Company acquired the online assets of Hocks Pharmacy, an online reseller of over-the-counter medications, diabetic supplies, and medical equipment.
•	The Company announced partnerships with Columbia Medical Associates Health Care Access Now, Huntington Insurance and PrimaryCareOne.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management's expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to competition, management of growth, new products, services and technologies, potential fluctuations in operating results, international expansion, outcomes of legal proceedings and claims, fulfillment center optimization, seasonality, commercial agreements, acquisitions and strategic transactions, foreign exchange rates, system interruption, inventory, government regulation and taxation, payments and fraud. More information about factors that potentially could affect HealthWarehouse.com's financial results is included in HealthWarehouse.com's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

SOURCE: HealthWarehouse.com, Inc.

About HealthWarehouse.com, Inc.

HealthWarehouse.com, Inc. (OTC: HEWA) is a trusted VIPPS accredited retail mail-order pharmacy based in Cincinnati, Ohio. HealthWarehouse.com offers 300 prescription drugs for $3.50 with 100% FREE shipping and is a 2009 & 2010 winner of the BizRate Circle of Excellence Award for outstanding customer satisfaction and service. With a mission to provide affordable healthcare to every American by eliminating inefficiencies in the drug distribution chain, HealthWarehouse.com has become one of the fastest growing online pharmacies in the United States. HealthWarehouse.com is licensed in 50 states and only sells drugs which are FDA-approved and legal for sale in the United States.  Visit HealthWarehouse.com online at http://www.HealthWarehouse.com.

100 Commerce Blvd • Cincinnati, OH 45140
Tel: (866) 885-0508 • Fax: (866) 821-3784 • www.HealthWarehouse.com